Exhibit 5.2

[MHM Letterhead]

November 25, 2009

NIPPONKOA Insurance Company, Limited

7-3, Kasumigaseki 3-chome

Chiyoda-ku, Tokyo, 100-8954

Japan

Re:	Registration Statement on Form F-4 of NIPPONKOA Insurance Company, Limited and SOMPO JAPAN INSURANCE INC.

Ladies and Gentlemen:

We have acted as special legal counsel to NIPPONKOA Insurance Company, Limited (the “Company”), a joint stock corporation incorporated under the Corporation Law of Japan, in connection with the statutory transfer (the “Share Exchange”) of the shares of the Company and SOMPO JAPAN INSURANCE INC. (“Sompo Japan”) for shares of NKSJ Holdings, Inc. (“Holdings”), a newly incorporated holding company, pursuant to the terms and the conditions of the statutory transfer plan (the Terms and Conditions of the Share Exchange”) dated October 30, 2009 jointly prepared by the Company and Sompo Japan under the Corporation Law of Japan, to be approved at each of the general meetings of shareholders of the Company and Sompo Japan, each scheduled to be held on December 22, 2009.

In so acting, we have been asked to render our opinion as to certain legal matters in connection with the Registration Statement on Form F-4 (the “Registration Statement”) jointly filed by the Company and Sompo Japan with the United States Securities and Exchange Commission on November 25, 2009 for the purpose of registering under the United States Securities Act of 1933, as amended (the “Act”), certain shares (the “Shares”) of Holdings common stock, to be issued in connection with the Share Exchange to United States shareholders of record of each of the Company and Sompo Japan as of the day immediately preceding the date of the Share Exchange. For such purpose, we have examined, inter alia, the following documents:

(a)	certified copies of commercial register, the Articles of Incorporation, the Regulations of the Board of Directors and the Share Handling Regulations of the Company and Sompo Japan;

(b)	Certified copies of the minutes of the meetings of the Board of Directors of the Company held on March 13 and July 29, 2009;

(c)	an original of the Officer’s Certificate dated November 20, 2009 executed by Makoto Hyodo, President and CEO of the Company, relating to the resolution at the meeting of the Board of the Directors of the Company held on October 30, 2009;

(d)	a copy of notification to Osaka Securities Exchange Co., Ltd dated November 19, 2009, relating to the resolution at the meeting of the Board of the Directors of the Company held on November 19, 2009;

(e)	Certified copies of the minutes of the meetings of the Board of Directors of Sompo Japan held on March 13, July 29 and October 30, 2009;

(f)	a copy of notification to Osaka Securities Exchange Co., Ltd dated November 19, 2009, relating to the resolution at the meeting of the Board of the Directors of Sompo Japan held on November 19, 2009;

(g)	a copy of the Registration Statement and all exhibits thereto;

(h)	the forms of convocation notices of each of the general meetings of shareholders of the Company and Sompo Japan, each scheduled to be held on December 22, 2009 (each of which includes the Terms and Conditions of the Share Exchange”), and attachments thereto;

(i)	an executed copy of the Basic Agreement for Business Integration (the “MOU”) dated March 13, 2009 between the Company and Sompo Japan, relating to the business integration of the Company and Sompo Japan;

(j)	an executed copy of the Agreement for Business Integration (the “Share Exchange Agreement” ) dated July 29, 2009 between the Company and Sompo Japan, relating to the business integration of the Company and Sompo Japan;

(k)	an executed copy of the Business Integration Agreement (the “Business Integration Agreement”) dated October 30, 2009 between the Company and Sompo Japan, relating to the business integration of the Company and Sompo Japan;

(l)	the forms of the securities registration statements and attachments thereto (the “Japanese Securities Registration Statements”) to be jointly filed by the Company and Sompo Japan on behalf of Holdings with the Director of the Kanto Local Finance Bureau pursuant to the Financial Instruments and Exchange Law of Japan, relating to the issuance of shares of Holdings to shareholders of the Company and Sompo Japan;

(m)	an original of the Officer’s Certificate dated November 25, 2009 executed by Makoto Hyodo, President and CEO of the Company; and

(n)	an original of the Officer’s Certificate dated November 25, 2009 executed by Masatoshi Sato, President and CEO of Sompo Japan.

We have also examined such certificates and other records and documents of the Company and Sompo Japan and such other matters, documents and records, and considered such questions of laws of Japan, as we have deemed necessary or appropriate for the purpose of rendering the opinion hereinafter set forth. We have relied, as to certain factual matters, upon the documents referred to in paragraphs (a) through (n) above, and other certificates of officers or other authorized persons of the Company and Sompo Japan or public officials as we have deemed appropriate as a basis for the opinion expressed herein.

Having examined the above documents and having regard to the relevant laws of Japan to the extent that they are applicable, and based on the assumptions stated below, we are of the opinion that:

(A)	Subject to (i) the approval of the Terms and Conditions of the Share Exchange by each of the general meetings of shareholders of the Company and Sompo Japan, each scheduled to be held on December 22, 2009, (ii) the consummation of all necessary governmental authorization, permits, consents and approvals, (iii) the registration of the incorporation of Holdings in the commercial register scheduled to be made on or after April 1, 2010, (iv) the compliance by each of the Company and Sompo Japan with all other procedural requirements imposed by the Corporation Law of Japan in connection with the Share Exchange and (v) the filing and the effectiveness of the Japanese Securities Registration Statements and when the Shares have been duly issued pursuant to and in accordance with the Terms and Conditions of the Share Exchange, the Shares will be legally issued, fully paid and non-assessable; and

(B)	the statements set forth in the Registration Statement under the captions “Taxation—Japanese Tax”, insofar as they purport to constitute a summary of Japanese taxation law in respect of the matters set forth therein, fairly summarize such Japanese taxation law.

The foregoing opinion is limited solely to the law of Japan effective as of the date hereof and we neither express nor imply any opinion on, or in respect of, the laws of any country or jurisdiction other than Japan. In giving the opinion set forth above, we have relied, as to matters involving the application of the laws of the State of New York or the federal laws of the United States of America, upon the opinion of Sullivan & Cromwell LLP, United States counsel to the Company and Sompo Japan, addressed to the Company and Sompo Japan dated the date hereof.

In rendering the above opinion, we have assumed that (i) each of the Terms and Conditions of the Share Exchange are approved by each of the general shareholders meetings of the Company and Sompo Japan, both scheduled to be held on December 22, 2009, (ii) all necessary governmental authorization, permits, consents and approvals are acquired or completed, (iii) Japanese Securities Registration Statements is filed and becomes effective prior to the effective date of the Share Exchange, (iv) the registration of the incorporation of Holdings in the commercial register scheduled to be made on or after April 1, 2010 is made, (v) the Company and Sompo Japan comply with all document retention, shareholder notice and other procedural requirements imposed by the Corporation Law of Japan in connection with the Share Exchange, (vi) all signatures or seal impressions on any documents we reviewed are true and genuine; (vii) all documents submitted to us as originals are authentic and complete; (viii) all documents submitted to us as copies are complete and conform to the originals thereof that are authentic and complete; (ix) all documents submitted to us as forms are executed substantially in such forms; (x) all natural person-signatories who have executed or delivered, the MOU, the Share Exchange Agreement, the Business Integration Agreement and all other documents related thereto on behalf of the relevant parties thereto have and had at the relevant times sufficient legal capacity to take such actions; (xi) each party (other than the Company) to each of the MOU, the Share Exchange Agreement, the Business Integration Agreement and all other documents related thereto is an entity duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, and has full and complete power and authority (corporate or otherwise) to execute and deliver, and to perform its obligations under, such document; (xii) each of the MOU, the Share Exchange Agreement, the Business Integration Agreement and all other documents related thereto has been duly authorized by all the parties thereto (other than the Company), which matters we have not independently verified; (xiii) each of the Share Exchange Agreement and all other documents related thereto has been duly executed and delivered by all the parties thereto, which matters we have not independently verified; (xiiii) nothing in the applicable law of any jurisdiction other than Japan would conflict with, or preclude the performance, legality, effectiveness or enforcement of, any of the MOU, the Share Exchange Agreement, the Business Integration Agreement and all other documents related thereto; and (xv) the MOU, the Share Exchange Agreement, the Business Integration Agreement and all other documents related thereto are legal, valid and binding on the parties thereto and enforceable in accordance with their respective terms under their respective governing laws (other than Japanese law), or not otherwise contrary to public policy or any mandatory provisions of applicable laws of any jurisdiction other than Japan, as presently or hereafter in force or given effect.

The above opinion is further qualified by the assumptions and subject to the limitations set forth below:

(i)	This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters or documents not specifically referred to herein. Without any prejudice to the generality of the foregoing, nothing in this opinion should be taken as expressing an opinion in respect of any representations or warranties (except as expressly provided herein), or other information contained in the documents referred to in paragraphs (a) through (n) above or in any other document examined in connection with this opinion except as expressly provided herein;

(ii)	We are members of the bar of Japan and our opinion is limited solely to the laws of Japan effective as of the date hereof and is given on the basis that it will be governed and construed in accordance with the laws of Japan;

(iii)	We have made no investigation on any laws of any jurisdiction other than Japan and neither express nor imply any opinion as to the effect of any law of any jurisdiction other than Japan;

(iv)	We express no opinion as to the availability of specific performance, injunctive relief or any other similar remedy;

(v)	The opinion expressed above is subject to applicable bankruptcy, civil rehabilitation, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the rights of creditors generally;

(vi)	The opinion expressed above is subject to any applicable statutes of limitation, appropriate court procedures, the public order or policy, good morals doctrine, the good faith and fair dealing doctrine and the abuse of rights doctrine;

(vii)	The opinion expressed above does not cover any matters related to tax laws, treaties, regulations or guidelines (except where we have affirmatively opined on such matters in the opinion above);

(viii)	Japanese courts may not give full effect to an indemnity for attorney’s fees or other legal costs; and

(ix)	In this opinion and the Registration Statement, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concept described by the equivalent English terms as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a jurisdiction other than Japan would interpret Japanese legal concepts or expressions.

This opinion has been rendered to you solely for your benefit in connection with the Registration Statement on the condition that the opinion expressed herein may not be relied upon by any person other than your legal adviser, Sullivan & Cromwell LLP, acting in that capacity in relation to the Registration Statement without our specific prior approval thereof in writing save that this opinion may be filed as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and we also consent to the references made to us in the Registration Statement under the captions “Questions and Answers about the Share Exchange”, “Summary—Material Tax Consequences—Japanese Taxation”, “The Share Exchange—Tax Consequences of the Share Exchange” and “Taxation—Japanese Taxation” insofar as they relate to the provisions of Japanese taxation law therein described. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours faithfully,

MORI HAMADA & MATSUMOTO

By:	/s/ SHIN KIKUCHI
Shin Kikuchi

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